Exhibit 5(a)



                               Lester H. Loble, II
                  Vice President, General Counsel and Secretary
                            MDU Resources Group, Inc.
                               Schuchart Building
                             918 East Divide Avenue
                                  P.O. Box 5650
                        Bismarck, North Dakota 58506-5650




                                                                   June 13, 2001



MDU Resources Group, Inc.
Schuchart Building
918 East Divide Avenue
P.O. Box 5650
Bismarck, North Dakota  58506-5650

Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-8 (the "Registration Statement") to be filed on or about the date hereof with the Securities and Exchange Commission by MDU Resources Group, Inc. (the "Company") under the Securities Act of 1933, as amended, (the "Securities Act"), and pursuant to which the Company intends to register 93,750 additional shares of its Common Stock, par value $1.00 (the "Stock") and the Preference Share Purchase Rights attached thereto (the "Rights"), which Stock will be granted to certain employees of Bauerly Brothers, Inc., a Minnesota corporation ("Bauerly Brothers"), pursuant to the Bauerly Brothers, Inc. Deferred Compensation Plan, dated as of April 19, 2001 (the "Plan"), adopted by the Company, it is my opinion that:

     1.   When

          (a) appropriate authorizations by the Federal Energy Regulatory Commission, the Montana Public Service Commission and the Public Service Commission of Wyoming with respect to the issuance and sale of the Stock shall have been granted,


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          (b)  the Company's Board of Directors or a duly authorized committee thereof shall have approved the issuance and sale of the Stock by the Company,

          (c) the Registration Statement shall have become effective under the Securities Act and

          (d) the Stock shall have been duly authorized, issued and delivered for the consideration set forth in the Plan and in accordance with the actions hereinabove mentioned,

the Stock will be duly authorized, validly issued, fully paid and non-assessable.

     2. The Rights, when issued as contemplated by the Rights Agreement, dated as of November 12, 1998, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, will be validly issued and will represent legally binding obligations of the Company under the laws of the State of Delaware.

     I am a member of the North Dakota and Montana Bars and do not hold myself out as an expert on the laws of any other jurisdiction, but I have made a study through counsel located in such jurisdictions or otherwise of such jurisdictions insofar as such laws are involved in the conclusions expressed in this opinion. Except as set forth in paragraph 1(a) above, my opinions expressed above are limited to the laws of the States of North Dakota and Montana. Insofar as the opinions expressed herein relate to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws, or the Federal laws of the United States of America, I have relied on the opinion of even date herewith of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to the Company, which opinion is to be filed as an exhibit to the Registration Statement.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me therein.

                                                Very truly yours,

                                                /s/ Lester H. Loble, II
                                                Lester H. Loble, II
                                                Vice President, General
                                                Counsel and Secretary


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